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                                       EXHIBIT 12
                                   OHIO POWER COMPANY
             Computation of Consolidated Ratio of Earnings to Fixed Charges
                            (in thousands except ratio data)
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                                                                        Year Ended December 31,
                                                        ----------------------------------------------------
                                                            1995       1996       1997      1998       1999
                                                            ----       ----       ----      ----       ----
Fixed Charges:

  Interest on First Mortgage Bonds . . . . . . . . .     $ 61,836   $ 52,147   $ 45,540  $ 33,663   $ 25,506
  Interest on Other Long-term Debt . . . . . . . . .       23,193     27,045     29,620    38,520     49,125
  Interest on Short-term Debt. . . . . . . . . . . .        2,658      4,006      4,519     5,821      8,327
  Miscellaneous Interest Charges . . . . . . . . . .        7,126      3,705      4,464     4,617      5,016
  Estimated Interest Element in Lease Rentals. . . .       50,700     53,200     52,900    59,300     53,400
                                                         --------     ------     ------  --------   --------
       Total Fixed Charges . . . . . . . . . . . . .     $145,513   $140,103   $137,043  $141,921   $141,374
                                                         --------   --------   --------  ========   ========

Earnings:
  Net Income . . . . . . . . . . . . . . . . . . . .     $189,447   $217,655   $208,689  $209,925   $212,157
  Plus Federal Income Taxes. . . . . . . . . . . . .       93,699    117,243    121,559   112,087    130,814
  Plus State Income Taxes. . . . . . . . . . . . . .        1,618      2,252      2,655     2,742      1,677
  Plus Fixed Charges (as above). . . . . . . . . . .      145,513    140,103    137,043   141,921    141,374
                                                         --------   --------   --------  --------   --------
       Total Earnings. . . . . . . . . . . . . . . .     $430,277   $477,253   $469,946  $466,675   $486,022
                                                         --------   --------   --------  ========   ========

Ratio of Earnings to Fixed Charges . . . . . . . . .         2.95       3.40       3.42      3.28       3.43
                                                             ----       ----       ----      ====       ====
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